Exhibit 99.2
COVENANT TRANSPORT, INC.

Moderator: David Parker
March 23, 2005
8:30 am CT

Operator:
Good morning. My name is (Tonya) and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Covenant Transport pre-release first quarter earnings conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you. Mr. Parker, you may begin.

David Parker:
Well I want to thank everybody for joining us today. And let me just start off by giving some introductory comments about the quarter, and then I will turn it over to Joey, and then we will turn it over to questions.

You know, January -- the entire month of January and the first half of February felt like typical seasonal first quarter. We were actually quite happy with the month of January, but around the middle of February you could tell that freight was slowing, and of course this continued throughout the month of March. And as you know, the vast majority of the first quarter profits are made during the month of March. But before we get deep into the first quarter let's frame the year 2004.

As you know, there were many issues for the industry and Covenant as costs were increasing rapidly during the course of the year. We started the year off with hours of service changes, and we went to our customers following the second quarter with the need to raise rate, which we did during the entire year. Next we had the explosion in fuel costs, which at this time we instituted a West Coast emergency fuel surcharge program, only a few months later having to change our normal fuel surcharge program because of the rapid pace of fuel increases and the lower fuel economy of the new compliant engines that now make up right at 100% of our fleet.

All of these effects were shown during the year, but especially during the month of November and December. There's no doubt that we had to go to our customers at lot last year. Now a lot of our customers worked very good with us, and we supported them there in a very capacity constraint year. Yes, our rates were up significantly to cover our costs, as well as we were wanting to also improve our margins.

We definitely had some customers that did not appreciate us coming to them so often, so during the course of the year so we partnered with those customers who understood the situations that were being within our industries and the issues that were within the industry and we supported each other during the year 2004.

Now what happened in the first quarter? Our top 100 accounts continue to support us this first quarter, and our business with them is in good shape. As you know our top 100 accounts make up about 85% of our business. But it is the 101 to 200 accounts, or about 15% our business, is where we have had difficulties, and they are down significantly. They were the ones that are not as dependent upon us and never have been as dependent upon us and if that other choice is available to them during this seasonal slow time and they made those choices.

So just to give you an idea of what is our strategy? We feel the economy is still strong and will be during the entire year. We the believe fundamentals have not changed. We believe the big companies are not adding much capacity, and that there is not a lot of new capacity coming into the marketplace. We believe if fuel continues to the way it is, we are going to continue to see an exiting of carriers in the marketplace because of their inability to be able to afford the fuel prices.

As they go forward this year, we will be customer specific. Yes, we need more money, and we don't feel like we are the highest in the marketplace as it pertains to our rates. I do feel like that we have been tested by some of our customers to see quite frankly if we are serious about being firm on rates and being firm on the margins that we want out of our business.

Again, I don't think it is because of we are the highest costs carrier out there. I think that we are in the middle of the pack in most of the traffic lanes, especially in the regional markets. So therefore, there in the realm of 2004 we will be looking at each and every customer and the specifics that we have with that customer and make the decisions going forward that we need to be made.

I will tell you that we will continue to grow our dedicated and our refrigerated markets as they are doing very well. We've got a lot of new business that is in the pipeline on dedicated, as well as a lot of new business that we are currently not doing business with in bids that are out there. We have already made agreements with a lot of our major accounts as it pertains to rate increases during the course of 2005. The vast majority of those large accounts have already been negotiated.

And quite frankly, the ones that we have been negotiating with are the ones that supported us all during 2004, and they are also the ones that have supported us here in the first quarter. And we will continue to support those customers that have supported us in the past and that support us in the first quarter. We also have again many bid opportunities out there for us, and we feel very confident that we going to be able to increase bids in those levels 101 to 200.

I'll go ahead now and turn it over to Joey and let him give some information, and then we'll get it wide open to the questions.

Joey Hogan:
Thanks David, there are just a couple of points that I would like to comment on to kind of help frame perspective of a couple of points. First of all, since 2000 the first quarter has typically, there's no question, first quarter has typically been our smallest quarter. It is at the most since 2000 -- the most of the first quarter that has contributed to our earnings for the year has been at most 15% of our annual earnings. And most of the time that has been in single digits. Although we're not happy at all with our first quarter results, it does not drive our profits for the entire year. So that's the first point I want to make.

The second point is, I had somebody this morning say, you know, Joey, before you say the sky is falling, let's frame perspective also about what has happened over the last four or five years with us. You know, it hasn't been frankly for the faint of heart for investors in Covenant; we knowledge that. I think in 2000 we made about 82 cents a share. We went down to 20 cents a share 2001. We went to 77 cents. We went to 83 cents. We went to $1.07. We did have two years of large charges on impairment on our equipment, as well as our insurance charges.

But I think what, if you looked at the focus -- look at the improvement on an annual basis, it shows improvement. Obviously, we're not happy overall with where that is yet, but we are moving in the right direction. And it has been eventful as we have known for the last four or five years, but we're excited. We still remain excited about the direction that we're moving.

As you go to how does David's comments and the comments that I just made relative to our progress, how does that relate to the rest of 2005? Last year in October we stated that we would not give guidance anymore on a go forward basis. I have had a lot of questions as to why, why? And the answer is exactly kind of what we have seen over the last two or three years, and we started seeing it accelerate -- the issue accelerate throughout 2004 with the volatility in our earnings.

As this model is changing, as we're adapting to the changes that we're pushing through our model, it made forecasting our earnings extremely difficult. I think it is getting more manageable on the cost side, but what David has talked about is some difficulties that we have had in the first quarter relative to overall freight volumes.

But I would say, as we sit here today we still feel better that our earnings for 2005 will exceed earnings for 2004. But there is some work that we've got to do to make that happen. First of all for the year, we said back in January that we expect our rates for the year to be up at least 6% for the year. We still feel at this point that that is a pretty good number. Maybe 5.5 to 6 to 6.5%, but for the year we still feel that that is a good number.

We have also discussed, which is still our plan, that you'll see the percentage increases versus a year ago higher in the earlier periods, and it would shrink as we go throughout the years as we begin wrapping around a higher increase period that David mentioned in the third and fourth quarter. So by the fourth quarter you can see our percentage increase is down in the 3 to 4% range. But for the year we're still comfortable around 6% rate increases for the year. But we do have to move our rates versus a year ago.

Utilization. Utilization is one of the big areas. We said in the release that utilization for the first quarter would be down 7.5 to 8.5%. For the year we still expect utilization to be down around 4%. It could be as high as 5% for the year as the shorter haul volume continues to grow. For that to happen for the year we need to get adjusting for our team mix, our utilization for our solos needs to be flat with year ago for 2005 for the rest of year compared to 2004. So how that splits out by quarters will be utilization down versus a year ago in the 2 to 4% range on the second, third and fourth quarter.

On the cost perspective, I think what we told you in the release is that cost, thank goodness, has seemed to have plateaued. We took in a lot of cost increases over the last 15 to 18 months. We spent a lot of time throughout 2004 discussing that. I think the good news is our costs for the first quarter are flat with the fourth quarter of 2004. And that is pretty significant.

If you just - let’s not go talk about the overall size of our cost, but just that trend is significant, because typically our cost in the first quarter increase over the fourth quarter as our utilization declines. We're not able to absorb our fixed costs fast enough. Plus we typically have a driver pay increase late in the first quarter. So to keep our costs flat with fourth quarter really excites as about how we think about the rest of year.

We do think, again dependent on if we do not have any more driver pay increases, we expect our costs to be flat for the rest of year. That assumes fuel at our current levels at around this DOE, $2.20 level. But we expect our cost to be about flat for the rest of year. If we choose to do another driver pay increase late in the year that could push our cost up slightly towards the end of the year.

Putting all that in the hopper, the analysts will go crunch their number and come out with expectations for the year, but that type of guidance gives us some confidence that our earnings will still improve. And we have confidence that they still improve over 2004. That's basically all that I have got to say at this point so, (Tonya), we will now open it up for questions.

David Parker:
Hey (Tonya), let me do this before you open up for questions. We forgot to make this statement from the lawyers. This call will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This information is in accordance with Covenant's expectations, and subject to certain risks and uncertainties. And we would encourage you to review those risks in the Company's filings with the Securities Exchange Commission. Thank you.

Joey Hogan:	Thanks (Dave).

David Parker:	(Tonya), we're opening it up for questions.

Operator:	At this time I would like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad. Your first question comes from the line of (Ed) Wolfe.

David Parker:	(Ed)?

Edward Wolfe:	Yeah, can you hear me?

David Parker:	Yeah I can now.

Edward Wolfe:
You know, I think the first question, in speaking to some of your public peers today they are not fenced in there or seeing some of the things you're talking about, which is pressure seasonally on the rates and the utilization getting crushed and all that kind of stuff. And I guess it begs the question is what is different going on at Covenant? And could some of be your longer length of haul, and maybe because some rail capacity has become available in the first quarter, things are shifting intermodal? Is that possible or do you think…

David Parker:
I think it is a couple of things predominately. One is, I think if you look back at history there's no doubt that the longer length of haul definitely has an impact in the first quarter period. And I think it is for a couple of reasons. One is during typical slower times of the year, even last year during a good year, during typical slow times they are -- the customer is able to make some changes on the long-haul movements especially, and put them on intermodal, or put them on single drivers on some long-haul distance that over the years has affected us more than it has anybody else.

And I think the main reason why our first quarter is always a little slower because these one-third of our, you know, one-third of these trucks run in team. We're not out here producing like a third shift manufacturing company 24 hours a day. And that is why you see our earnings starting second, third and fourth quarter continue to accelerate dramatically over the first quarter. So it has something to do with the first -- the length of haul.

The second thing that I personally think it is, is that as we last year played a lot of catch-up that me and you are aware of from a standpoint of "tweeners" and identifying them a year and a half ago and really working very hard on "tweeners". And on the short haul marketplace it is not that I believe Covenant is the highest priced carrier in any of those short haul market lanes. But I do believe in '04 that we may have led the pack from a percentage of increase of the rates.

And so when someone when into a customer and was talking 6 or 7% and they had $1.50 mile rate -- I'm just throwing that out -- and they raised it 6%, we may have had $1.35 rate and we went in and raised it to $1.52 a mile, which would have been a much -- I don't know what that is -- 20% kind of increase or 18% kind of increase. And even though we were still competitive in that lane, one was at 6% and the other one was at 18%, and I don't think that sat well with some of these customers. And I think that is the other thing that affected it personally.

Edward Wolfe:	So going forward does it change how aggressive you are at getting rate?

David Parker:
We will look at, as I said, company specifics out there. And if I would to say on a scale of 1 to 10 where do I think we are in the marketplace, I think that right now we're probably about a 7 in terms of pricing. I think we took it -- again take out the long-haul, the transcontinental, in my opinion we've always been a 9 in that area. But now two-thirds of our business is the short haul regional freight, and I think that we're probably at a 4, now we're at 7. In the year 2005, as Joey said, you heard 5, 6% kind of numbers, which is definitely lower then the pricing that we took in 2004.

Edward Wolfe:	Okay. But in fourth quarter your rev per mile was 15.9. Where are you tracking in rev per mile in the first quarter?

Joey Hogan:	About 9%, 8, 9%.

Edward Wolfe:	And is that -- how much of that deceleration is price and how much of it is mix? How much of it is grandfathering if you looked at it that way?

David Parker:
(Ed), I would say that a lot of that difference in that 15 to 9 is two things. Number one, the surge factor in the fourth quarter that most people had was about 3% of that number. So you look at 9 versus 12, and I would say that the difference in the 9 versus say the 12 in real terms is actually just going out and needing more freight and going to lesser price shippers that you've got or going to a broker.

Edward Wolfe:
Okay. David, how does it feel in March now? Are we seeing these trends? Did you get so hurt early on in the quarter you can't recover it, or are we actually starting to see things turn in March and April that you can say, second quarter don't go kill your number on it?

David Parker:
Right. (Ed), if you were to ask me how March was, because believe me we were running models up until two or three days ago on what the month of March was going to do and we saw nothing that encouraged us -- there's no doubt this week I very happy with what I'm seeing this week. But is it because Good Friday is Friday or is it something that is truly turning around? I expect this week to be a good week, and I expect next week to be a good week. Is that going to be up and above? My gut says yes, but the last -- since the middle of February I would say no, but because I don't think the fundamentals will change.

Based upon your -- the first part of your question was I am seeing this from other carriers. Even though I don't like that, I've also happy about that, because I don't believe the fundamentals have changed. I believe the economy is still doing pretty good. I believe it is still a 3% GDP. I believe that there is capacity problems out there, and if that is the case than Covenant will recover from this little blip a lot faster than we would be if I thought the economy was going down the tank.

Edward Wolfe:	Okay, if the big guys aren't seeing it, are you seeing it from some smaller competitors where maybe pricing is getting a little more competitive?

David Parker:	Ask that question again? The smaller carriers what now?

Edward Wolfe:
Are you seeing some smaller carriers get more pricing competitive in the seasonally slower area? The bigger guys seem to be holding up very well, but are you seeing smaller guys come in and challenge the market at all?

David Parker:
I believe that, yes, I believe that the smaller carriers have came into the marketplace needing freight and have instead of raising 7 or 8% they are raising 3 or 4%. Not that they are going backwards, but I believe they're taking a smaller rate increase. And I believe that has affected us and just a slowness that anybody is feeling has definitely come from smaller carriers. Does that plan work? Maybe, I don't think so, because I don't think that their costs would be able to afford it. (Ed)?

Operator:	Your next question comes from the line of (Jason Vital).

(Jason Vital):
Morning gentlemen. A question regarding the difference between your top 100 accounts and the next 100, in terms of your price increases was it straight across the board, or did the 101 to 200 category get slightly higher pricing because they are smaller customers?

David Parker:
Yeah. That is a true statement that our last year did a very good time of being able to raise pricing. And again (Jason) without accusing any customers that may be on this conference call, and they know this, we wanted to improve margins last year. And even though we raised pricing 10, 12, fourth quarter 15%, it is not because all of it went into the bank. A lot of it is because -- needing to because of the high increases in our costs. I want to stipulate that first.

But definitely our top 100 accounts definitely looked at us and felt like that the cost increases were justified and the price increases were justified, and do we have kept the vast majority of them. To give you an idea, the top 100 accounts that we had in the fourth quarter compared to the first quarter this year we only lost two accounts. So the rest of them have been very, very supportive of us.

Accounts number 101 through 200 were predominately ones that were either equal in the rates or maybe a little bit below, because during the course of year if we went to account number 120 that we didn't 10 loads a week with, and they said we're kicking you out because we're not going to allow you to take this increase, we may have taken a little smaller increase, but put them on the bottom of the list on availability of capacity. And they definitely felt that from Covenant last year not being able -- for us not being able to take up their freight. So yes to they could taken some lower price increases, but they would not have gotten the trucks.

(Jason Vital):
Okay. Now the feeling I'm getting from some of your comments, you know, with fuel creeping higher here and your feeling that some of this freight going to some smaller carriers once capacity starts tightening up as we get into more of the peak season months that a lot of these shippers are not going to have the option to go to some of the smaller carriers, and some of the smaller carriers could end up falling to the wayside. So do you anticipate some of these customers could come back to you at your prices?

David Parker:
And that answers that same question (Jason) that said -- I do believe what you just said is correct. I mean if the fundamentals have not changed, and I am in the camp that they haven't changed, if in fact they have not changed, then there is going to be a capacity problem in '05 like there was in '04. There is no doubt in my mind unless we're headed into a slowdown in the economy, and I don't think we are, because I don't know that there's anybody else in the first quarter of all the public guys that experienced what Covenant has experienced. So even though I don't like that, at the same time I would rather it be the case because of if I have got a strong economy, I can get some freight.

(Jason Vital):	Right. All right, thanks for the time gentlemen.

David Parker:	Thanks (Jason).

Operator:	Your next question comes from the line of (Dan) Moore.

Daniel Moore:	Morning guys.

David Parker:	Hey (Dan).

Joey Hogan:	Morning.

Daniel Moore:
You know, a couple of different viewpoints I think are out on the Street right now, but one thing we have found as we went around and surveyed people a month or so ago is that January and February for a lot of people hadn't met expectation, March seems to be a continuation of that trend. And the differentiating factor both, not just small carriers, but public carriers as well, seems to be for those public carriers that didn't raise rates as much in the third and fourth quarters they seem to be getting the disproportionate amount of the volume that is available.

And I guess the direction I'm going with this is can you talk to me a little bit about the areas of weakness that you were seeing or have seen over the last couple of months? Geography, and then for that matter manufacturing vs. retail, and because I don't necessarily believe this is just a Covenant issue, I think we are probably going to see a few other carriers turn in weaker than anticipated results.

And then could you then take that one step further and talk to us about the impact of fuel prices during the month of March especially, because March constitutes generally 50% or more of EBIT for the quarter. And we obviously experienced an incredibly inflationary environment over the last 25 days or so versus last year being an incredibly deflationary environment for fuel prices. If you could touch on both of those issues, that would be great.

David Parker:
Okay. I will take the business and Joey can take the fuel. First of all on the business side, Dan, you know, we were pretty satisfied with the month of January. At least we related it to typical January, not really below a typical January, and so we were pretty satisfied with the month of January. And it really wasn't until about a week prior to the Chinese New Year of around February 9 usually, especially on the West Coast and at the ports, the Chinese New Year will affect the ports a minimum of two weeks. And usually it is the week prior to that day, say a week prior to the 9th, and then a good solid 7 to 10 days after the 9th that the ports -- before it starts picking up.

So in the month of January, we were okay. And then, as January closed down, we started seeing some significant needs in the South. The South really slowed down for us. The East Coast slowed down. And after Chinese New Year's the West Coast and the Northwest slowed down, after the West Coast and the Northwest both being bit pretty strong in the month of January. We started seeing a slowdown.

The Midwest has been the best region of the country. And one day it was pretty good, the next day it was a little slow, but has not been negative. I would not even comment on the Midwest. I'm happy with what has happened in the Midwest.

And I'm happy with what I've seen out of the state of Texas, the Southwest. The Southwest again would be like the Midwest. One day it was pretty good, the next day it was a little slow, but the next day it was pretty good. But the drain since around the 1st of February has definitely been South, East Coast and then starting about the middle of February, the Northwest and California ports and California -- Los Angeles not being as bed, but being worse than January.

We have seen it pick up again, as I was telling (Ed) there, we have seen it pick up a little bit this week but I'm not ready to say that everything is fine yet. So I don't know what is going on out there at the present time. But all regions of the country this week are operating pretty decently, or at least I'm satisfied with it, and I just hope that they go forward. So that gives you a little idea of what I feel like out there from the regional standpoint.

There is no doubt that manufacturers and retail, I don't have the pie chart in front of me because we do it at the end of the quarter, and you can call and get the exactness out there, (Dan), if you want it later on but…

Daniel Moore:	Sure. We can do that off-line.

David Parker:
Retail is pretty good. I will tell you that I'm happy with what I'm seeing on the retail side of the business. The transportation side of our business is down a little bit. And a lot of that has to do with quite frankly with Con-Way starting their 44 truckload that we lost about $5 million of yearlilized -- annualized business. And so the transportation side of it is down a little bit, but I don't have the other segments available to me.

Joey Hogan:
On the fuel side, I think the thing to keep in mind is that we said in the release, and we all know fuel has gone up 27 cents a gallon, I think what we said since we announced our fourth quarter earnings. We also said that our costs for the quarter are going to be flat with the fourth quitter of 2004.

Fuel is an impact to our earnings for the first quarter. It is just that my fuel costs, because of what we did in the fourth quarter related to our fuel surcharge program, did take us to another level, because it had to. I mean again, our fuel economy had been declining to 2 to 3, 4% as we bought on the new trucks that had the new engines in them. And so we had to move our fuel surcharge program to help us with that cost.

But there's no question that the move in fuel within the quarter has cost us about a penny a mile in costs. And so now my fuel cost right now as we are forecasting for the first quarter is flat with a year ago. But as of the end of January if fuel would have held, we would have been about a penny a mile lower versus fuel a year ago.

And so it is buried in that total cost being flat with the fourth quarter, but that move has cost us about a penny a mile, about 27 cents a gallon. Assume you run 6 miles per gallon. Assume that you recover 75, 80, 85% of that, it is about a penny a mile that we have absorbed in the quarter, and our costs are still flat with the fourth quarter. So as you run that through the model it is around for 4 cents of earnings is that move -- one move alone…

Daniel Moore:	Sure.

David Parker:	Since the end of January.

Daniel Moore:
Two other questions and I'll turn it over to somebody else. Spot market business, and you touched on this earlier, could you give us a sense for how much capacity you hadn't necessarily reserved for customers in the third and fourth quarters? How much spot market business you were doing in the third and fourth quarters generally speaking relative to what you're doing in the first quarter of this year?

David Parker:
(Mike) -- (Dan), it was very little. Third and fourth quarter on spot market and keep in mind my definition of spot market is "brokers". Spot market to some may be going to your existing customer base that you don't do business with and charging them $2.00 a mile to move their freight. But when we talk about spot market around here we are talking brokers, which we don't make the same margin on the broker freight. Third and fourth quarter is very low, less than 2%, to give you an idea. It is a very, very low number.

January and up until the middle of February it was also very low. Because our goal was to support the customers that helped us in the third and fourth quarters and to support them, because we felt like that the new year was here and things were going to continue onward. And we made a decision for about the first six weeks of the quarter, this quarter, not -- I mean that number was very low, 1 or 2%. Again even though we may have seen some areas of hurt, we did not want to support the lower paying freight over there, and so we didn't. Since that time -- since the middle of February -- it is now -- it might run 5, 6% -- it is up to about 6% since the middle of February.

Daniel Moore:
Last question I have got deals with your internal projections. As of the fourth quarter you decided to no longer give guidance on a quarterly basis. Having said that, it would be very helpful to understand at this juncture if you could, what your expectations initially were for the first quarter relative to the guidance you just provided? Come on, Joey.

Joey Hogan:	I think basically we had a plan in the first quarter that was not much different than what we made in 2004 at an earnings perspective.

Daniel Moore:	Okay.

Joey Hogan:
And the reason is I was concerned for a lot of things that actually has happened. As our cost moved so dramatically throughout 2004, up into that $1.30 a mile number, my concern was having the full year effect of those cost increases in your seasonally low first quarter, number one. Number two with fuel always being a wild-card, not knowing what it could be or not be. And then number three, having another driver -- potential driver pay increase in your largest month in the quarter by far, I was concerned about how much of that we would be able to absorb with our freight base that we had at that time.

We knew we were being aggressive in the marketplace because -- we knew we were being aggressive in the marketplace, again and we want to reiterate that, because we had to. It is not a situation of Covenant going from an 85 OR to an 80 OR just because we want to. Our margins still aren't where they need to be. And we did have a lot of cost increases, so we had to go to the marketplace in a very aggressive way at a time when we could. And so that concern about how much our cost had moved and the impact on the first quarter was really giving us some angst, not for the year, but just the impact of that in a seasonally low first quarter.

Daniel Moore:	Guys, this is all very helpful. Thank you for the time.

Joey Hogan:	Thanks.

Operator:	Your next question comes from the line of (Greg) Burns.

Gregory Burns:
HI guys, just want to zero in, because there's a lot of seasonality, if maybe we could just isolate March versus a year ago March for a second. And are there some additional metrics you could disclose perhaps? And I don't know what the right measure is, turn downs or loads not covered, just year-over-year? I'm trying to sort of isolate the natural seasonality and figure out how much softness is really out there for sort of year-over-year March versus March. Can you give us some more color there?

David Parker:
You know, I don't have the stat of March over March from the standpoint of turndowns. I will tell you that last March was much better than this March. How much of the Easter effect is in that, I don't know, but last March was definitely a better month than this March. And there's not a lot of freight that we're turning down currently. There might be a particular day, a particular state, those kinds of things, but it is not (Greg), it is not a big number. I mean it would be less than 1% or 2% on any region of the country on any given day. We may go into a Friday over booked, but I have got to say that every day of the week in the month of March, I got to tell you we have had a need virtually in every region of the country, excluding the Midwest, and some days excluding the state of Texas.

Gregory Burns:
And, (Dave), what is the psychology of the customers for a second? It is no secret that things were soft seasonally in the first quarter and that there are a lot tighter come second and third quarter. So aren't these guys taking a gamble, the 101 customers, if they're leaving you that things tighten and they get locked out of the market? I mean, haven't they learned their lesson?

I mean, what do they know that you and I don't know? Presumably they have looked at these seasonal issues as well. If your scenario comes through and things tighten again in 2Q and 3Q, what will these guys do?

David Parker:
(Greg), number one, they will do as they have -- as we know, last year there were a lot of weeks, a lot of days during the course of '04 that freight literally did not move. And I don't know if that has ever happened in U.S. transportation ever before. But there was literally freight that did not move when they were supposed to move last year.

There is also no doubt, as I put myself on the side of the customer, that we were going after big rate increases because we needed them. It is not like we operated at 80 OR. Thank God for the 93.7 that we operated at. And our goal is to get a 90 and all that stuff. And that is what we are focused on, and we are going to achieve it. But it is not like we were going asking for a 15% rate increase so that we could pocket all of it. We were going after a 15% rate increase because our rates were going up 13% and those kind of numbers.

And as I have put myself in the seat of that customer -- I was with a customer about two weeks ago, and we were very open to each other. And it is one, quite frankly, that was mad at me and upset at me, and quit doing business with me the first of the year. And we had a discussion and he says, David, here is where I am at. He says, I under budgeted my fuel by $5 million last year. And my boss is on top of the me very, very much trying to figure out what can we do it. And he says, on top of missing a $5 million fuel budget then I took rate increases of 10% kind of numbers that were up and beyond the $5 million miss on the budget.

And as we had discussions that missing lead to another meeting with a boss that led to another meeting with another boss. And just trying to explain what was going on in the industry, not just at Covenant, but what was going on in the industry. Because you're right, (Greg), the problem that transportation managers have today is that for 25 years they have always been the resource that the CFO and the CEOs could walk into year after year and say, how much are you going to save me? I need 5% this year. I need 3% the next year. How much are you going to save me?

Well, starting about a year ago that life started changing. Then the pressure has really came on them, and the people that are up in the upper management positions, the CEO, the CFO, because transportation in most of their industries is still just a gnat of their total cost, it does not get the attention that it should be getting from the higher-ups. And it is like you got a fellow in transportation sitting there thinking, and nobody up above is throwing a raft into him to help him.

So he is sitting there in my opinion making very short-term decisions for something that if you and me are correct, if the fundamentals are correct, if all these bankruptcies are correct, if we've lost 400,000 trucks, if the big guys are not growing, if there's not a lot of capacity coming to the marketplace, if intermodal is about maxed out of what they can handle, if all that is true there will continue to be a day of reckoning as there was in calendar year '04 on terms of moving transportation.

Yes, January was here, typically a slower time. They can make them some decisions. And maybe if I miss my budget by $5 million and Covenant is in there asking for a 12% rate increase, and somebody else is only asking for a 7% rate increase, maybe instead of giving Covenant 10 loads, I give them three. And I give everybody else the seven. I think that is what happened and why we have seen -- particularly seen the shortfall.

And I do believe what you said, if all the fundamentals are there it is going to come back to haunt them. Eventually a CEO of these companies are going to have to understand in my humble opinion what a Transportation Manager is yelling and screaming it for them.

Gregory Burns:
And, (Dave), you mentioned intermodal. Is it possible some of that shift in modes, some of your defectors, I guess UP Service is starting to get a little better, but the intermodal numbers have still been quite strong. Is it possible that this may have shifted modes given the better pricing there? Or do you think this all really stayed in truckload because there are some guys out there that didn't raise price? Where do you think the business when?

David Parker:
I think is predominately one of two. I think that on the long-haul segments that we are involved, about one-third of our Company, I believe a lot of that shifted to intermodal on our downward. And because keep in mind to frame it correctly we were about -- what, Joey, 3% worse on utilization than what we would have liked to be.

Joey Hogan:	Three percent or 4%.

David Parker:	So it is 3% to 4% worse. That is a big number, but it is not like it is 12%.

Gregory Burns:	Right.

David Parker:
It is 3 to 4% worse than what we would have liked to have been. And I think the long-haul got switched over some of that to intermodal. And then the second thing is I think that they utilized the smaller carriers. We have not done an acquisition in five or six years, because as you know our goal, 90 operating ratio we have got the blinders on, and that is all we are trying to accomplish. But we still communicate.

We still have relationships for the day that if we ever elect to get back into acquisition mode that we have these relationships. And in talking to a lot of the small carriers they definitely have not felt what Covenant felt in the first quarter. They felt halfway decent about the world. Even though they only got 3 and 4% rate increases, they were getting some more volume. So I've got to believe that the customer in his self-defense was just looking for any way he possibly could. So it is kind of like one of these deals -- let me deal with January and February and I will deal with October in October.

Gregory Burns:
Right. Right. And, (Dave), one last question. It sounds like you may have, given your cost issues and your desire to get a 90 OR, and perhaps maybe some of your competitors on the smaller side might be happy living with a 93 or 94 OR just to sort of stay in business. Do you think that you priced yourself over the market? And if that is your conclusion, does that mean that you'll have to make some adjustments in 2Q and let the market go to your rate? In other words, did you go above the market clearing rate for that second-tier customer?

David Parker:
I don't think so. I think that it is predominately (Greg), the percentage of increase more than it is the rate per mile. And it is kind of like one of these things that somebody walks into you and it increases your house payment by 15%, and it only really gets you even with the bank across the street that is offering the same rate. You may be a little upset with your existing mortgage guy that when up 15%, even though he was even with the guy that is out on the street. And they made -- you may said, hey, cram you, I don't like the way you did it. I am going to go over here even at the same price. I think that we had some of that, and especially in the 101 to 200.

And I will say this, when we leave an account like we had to in '04 because capacity was being so tight, (Greg), there are very, very few of them that we left on adversarial terms. And the one -- the account I would give an idea about just a couple of weeks ago where I personally went by myself and saw that account, not to reframe it, not to grab all their business back, not to decrease their rates, but to say thank you for what you did for me for five or six years. I want to say thank you.

If nothing else, I definitely can call that account up and I will have a meeting with them. And we have got all those accounts out there that we didn't burn no bridges. We made our business decision we thought was right. They made their business decision that they felt like was the correct thing. And if we need each other, I think that we will have the ability to resurrect anything that we need to. And we will look at customers. It is customer specific.

Gregory Burns:	Okay. That's helpful. Thanks a lot.

Joey Hogan:	Okay.

Operator:	Your next question comes from the line of Donald Broughton.

Donald Broughton:	Good morning gentlemen.

David Parker:	Hey Donald.

Donald Broughton:	Can you give me a year-over-year comparison and a sequential read on your unseated trucks?

Joey Hogan:
We said in the release that it is year-over-year is about 3%. That excludes wrecked units. Our open, available to seat trucks is about the same in the first quarter as it was in the first quarter of last year. Sequentially, from the fourth quarter I would say it is a little bit better, but not what I would call materially better.

Donald Broughton:	So any changes in utilization you are talking about are not related to a change in unavailable equipment, it is based upon how many miles you were actually getting and…

Joey Hogan:
Some of it is teams, other reduction in the teams. We have plateaued at around, you know, throughout the second half of last year we ran between 950 and 1,000 teams, all our companies. So that number hasn't changed. A year ago to the first quarter we ran at about 1,100 teams, so that difference, that 10% reduction is costing us 2 to 3% in utilization versus a year ago, but the majority of it is weaker volume.

Donald Broughton:	For you?

Joey Hogan:	That's correct.

David Parker:	That's correct.

Donald Broughton:	All right, thanks gentlemen.

Operator:	Once again if you would like to ask a question, please press star then the number 1 on your telephone keypad. Your next question comes from the line of Nick Faro.

Nick Faro:	Good morning gentlemen.

David Parker:	Hey Nick.

Nick Faro:
I just had a couple of initial questions I wanted to get your perspective on. I am trying to recall the calendar from last year versus this year and also weather patterns. Can you comment on the timing of Easter and also weather, the impact it had? Last year you had a couple of storms, but as I recall there were earlier in the year, January and February versus at least out here in California this year and whether that has had any impact in the quarter, noticeable impact in the quarter?

David Parker:
Nick, first of all, Easter was in April last year. I think it was around the first week or 10 days there of April. And there's no doubt that that is definitely, in my opinion, affecting -- will affect, you know, we feel like it a part of our budget that we've got. But I think it definitely affects the month of March. I guess you could argue though that even our retail business is also pretty strong, and maybe Easter helped our retail business. I don't know. I guess you can slide it any way you want to. But anyway, Easter was in April last year.

You know, the weather, Nick, it definitely was an issue, but it is snowed on everybody. We're not the only one it snowed on. It snowed on everybody out there. And there's no doubt that the West Coast was definitely affected, especially up in your part of the world, out to around Reno and places getting across. The other side of that though is that the rains in Los Angeles helped from a standpoint that it gave us some early year business that came up the rails that -- because of the washout. So the weather was not good, but that ain't what happened.

Nick Faro:	As I recall in the fourth quarter you commented that March 1 you had another rate increase. Did I miss the fact that that did go through in Joey's comments, or…

David Parker:	Driver pay increase.

Nick Faro:	Yes.

Joey Hogan:	Yes, we did.

Nick Faro:	Okay, so that March 1, 8% did go through?

Joey Hogan:	Yeah, it was actually the equivalent of 3 cents a mile between March and April. We spread it basically between March and April, 2 cents and 1 cent. But that did go in effect March 1.

Nick Faro:	Okay. What has turnover been like, say relative to last year's first quarter?

David Parker:	Virtually the same, a little bit over 100%.

Nick Faro:	Okay. Thank you very much my other questions have been answered. I appreciate it, thank you.

David Parker:	Thanks Nick.

Operator:	You have a follow up question from the line of (Ed) Wolfe.

David Parker:	Hey (Ed).

Operator:	Mr. Wolfe, your line is now open.

David Parker:	(Ed)? He has problems with that phone over there.

Operator:	At this time his question has been withdrawn.

David Parker:	Okay.

Operator:	And there are no further questions.

David Parker:
Folks, we thank everybody for joining us, and hopefully this just gives you some enlightenment of where we're at, and we will continue onward. And if the fundamentals are there, then I expect things to be better. We will talk.

END